Exhibit 5.1

Simpson Thacher & Bartlett LLP

425 LEXINGTON AVENUE

NEW YORK, NY 10017-3954

TELEPHONE: +1-212-455-2000

FACSIMILE: +1-212-455-2502

Direct Dial Number	E-mail Address

August 15, 2023

Dell International L.L.C.

One Dell Way

Round Rock, Texas 78682

EMC Corporation

176 South Street

Hopkinton, Massachusetts 01748

Ladies and Gentlemen:

We have acted as counsel to Dell International L.L.C, a Delaware limited liability company (“Dell International”), EMC Corporation, a Massachusetts corporation (“EMC” and, together with Dell International, the “Issuers”), and the guarantors listed in Schedule I to this opinion letter (collectively, the “Guarantors”) in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of (i) up to $962,390,000 aggregate principal amount of 3.375% Senior Notes due 2041 (the “2041 Exchange Securities”) and the issuance by the Guarantors of guarantees (the “2041 Exchange Guarantees”) with respect to the 2041 Exchange Securities and (ii) up to $1,094,877,000 aggregate principal amount of 3.450% Senior Notes due 2051 (the “2051 Exchange Securities” and, together with the 2041 Exchange Securities, the “Exchange Securities”) and the issuance by the Guarantors of guarantees (the “2051 Exchange Guarantees” and, together with the 2041 Exchange Guarantees, the “Exchange Guarantees”) with respect to the 2051 Exchange Securities. The Exchange Securities and the Exchange Guarantees will be issued under an indenture, dated as of December 13, 2021 (as amended and/or supplemented to the date hereof, the “Indenture”), among the Issuers, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”).

Dell International L.L.C.
EMC Corporation	-2-	August 15, 2023

The 2041 Exchange Securities and the related Exchange Guarantees will be offered by the Issuers and the Guarantors in exchange for their outstanding 3.375% Senior Notes due 2041 and the 2051 Exchange Securities and the related Exchange Guarantees will be offered by the Issuers and the Guarantors in exchange for their outstanding 3.450% Senior Notes due 2051, in each case, guaranteed by the Guarantors.

We have examined the Registration Statement and the Indenture (including the form of Exchange Securities and Exchange Guarantees set forth therein), which is an exhibit to the Registration Statement. In addition, we have examined, and have relied as to matters of fact upon, originals, or duplicates or certified or conformed copies, of such records, agreements, documents and other instruments and such certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.

Dell International L.L.C.
EMC Corporation	-3-	August 15, 2023

In rendering the opinions set forth below, we have assumed further that (1) EMC is validly existing and in good standing under the law of the jurisdiction in which it is organized and has duly authorized, executed, issued and delivered the Indenture and the Exchange Securities in accordance with its organizational documents and the law of the jurisdiction in which it is organized, (2) the execution, issuance, delivery and performance by EMC of the Indenture and the Exchange Securities do not constitute a breach or violation of its organizational documents or violate the law of the jurisdiction in which it is organized or any other jurisdiction (except that no such assumption is made with respect to the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act) and (3) the execution, issuance, delivery and performance by each of the Issuers and the Guarantors of the Indenture, the Exchange Securities and the Exchange Guarantees, as applicable, do not constitute a breach or default under any agreement or instrument which is binding upon any of the Issuers or the Guarantors.

Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1. When the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the exchange offer described in the Registration Statement, the Exchange Securities will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2. When (a) the Exchange Securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture pursuant to the exchange offer described in the Registration Statement and (b) the Exchange Guarantees have been duly issued, the Exchange Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.

Dell International L.L.C.
EMC Corporation	-4-	August 15, 2023

Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) an implied covenant of good faith and fair dealing. In addition, we express no opinion as to the validity, legally binding effect or enforceability of Section 13.15 of the Indenture relating to the severability of provisions of the Indenture.

In connection with Section 13.08 of the Indenture whereby the parties submit to the jurisdiction of the courts of the United States of America located in The City of New York, we note the limitations of 28 U.S.C. Sections 1331 and 1332 on subject matter jurisdiction of the U.S. federal courts.

We do not express any opinion herein concerning any law other than the law of the State of New York, the Delaware General Corporation Law and the Delaware Limited Liability Company Act. We expressly disclaim coverage of any other Delaware law, except judicial decisions interpreting the Delaware General Corporation Law and the Delaware Limited Liability Company Act.

Dell International L.L.C.
EMC Corporation	-5-	August 15, 2023

We hereby consent to the filing of this opinion letter as Exhibit 5 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,

/s/ Simpson Thacher & Bartlett LLP

SIMPSON THACHER & BARTLETT LLP

Schedule I

DELAWARE GUARANTORS

Dell Inc.

Dell Technologies Inc.

Denali Intermediate Inc.